Exhibit 10.4

CHECKFREE SERVICES CORPORATION

ELECTRONIC COMMERCE SERVICE AGREEMENT*

This Electronic Commerce Service Agreement (“Agreement”) is made by and between CheckFree Services Corporation (“CheckFree”), a Delaware corporation, with its principal office at 4411 East Jones Bridge Road, Norcross, Georgia 30092, and Digital Insight Corporation (“Reseller”), with its principal office at 26025 Mureau Road, Calabasas, California 91302, and is as follows:

1. Scope of Agreement.

The purpose of this Agreement is to enable Reseller to resell CheckFree’s Services in connection with other services offered by Reseller to its Client base in the United States. The “Service” or “Services” are CheckFree’s bill payment services (that represent a nationwide system for consolidating bill payments into the appropriate remittance data, both paper and electronic, for merchants/billers) and bill delivery services (that represent a nationwide electronic bill delivery system for the delivery of consumer bills via the Internet) as further described in Schedule A. A “Client” is a financial institution or other entity that utilizes the services offered by Reseller for the initiation of electronic banking transactions and/or electronic bill payments by the Client’s Users, and that has entered into a contract with Reseller pursuant to which the Client will receive Services through Reseller. A “User” is the depositary customer of Client, normally, but not always, a consumer account holder of the Client, who has completed an application, been approved and been activated to receive the Services through CheckFree, and generates electronic bill payments through Reseller. While a Client is under contract with Reseller for certain Services pursuant to this Agreement, CheckFree will have no direct contractual relationship for such Services with such individual Client. This Agreement represents a master agreement between Reseller and CheckFree for Services, and Reseller will establish and manage the relationships with its Clients and Users.

2. Term of Agreement.

2.1 This Agreement shall be effective as of September 8, 2004 (“Effective Date”) and shall remain in force for a period of three (3) years (“Initial Term”); and shall automatically renew and extend for successive one (1) year terms, commencing at the conclusion of the Initial Term or any renewal term, unless contrary notice in writing is given by Reseller or CheckFree at least one hundred eighty (180) days prior to termination of the then current term. The Initial Term and all renewal terms shall be referred to herein as the “Term.” Upon termination, the obligations of a continuing nature shall continue to be binding and in full force and effect, including, without limitation, those reflected in: section 5, “Trade Secrets and Confidentiality”; paragraph 12.7; paragraph 13.2; section 16, “Warranty and Limitation of Liability”; section 17, “Indemnification”; and, section 18, “Default; Remedies Upon Default”. If, upon the natural expiration of the Term under this section 2, Reseller has chosen to continue to offer a like service without CheckFree as the provider, CheckFree shall assist in converting the Services to the new provider so long as Reseller pays all mutually agreed upon fees and reasonable out-of-pocket expenses to be incurred by CheckFree to make the conversion on a time and materials basis using the Resource Time rates specified in Schedule B attached hereto.

2.2 The parties agree that the certain First Amended and Restated Electronic Commerce Service Agreement, as amended, between CheckFree Services Corporation and Digital Insight Corporation with an effective date of March 12, 2001, is hereby extended through the Effective Date of this Agreement and will be terminated in its entirety as of the Effective Date of this Agreement.

*	CONFIDENTIAL TREATMENT REQUESTED. Portions of this Exhibit have been omitted based on a request for confidential treatment. These portions have been filed separately with the Commission.

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3. Forms.

All forms and other documents required for the proper utilization of the Services shall be provided by Reseller and/or Client at its expense. All such forms and documents shall not be inconsistent with those that CheckFree customarily uses in providing such Services to its other clients, provided that Reseller and/or Client is given actual notice thereof and afforded reasonable time to implement any appropriate changes to such forms or documents. Upon reasonable notice, CheckFree shall have the right to review and approve for technical accuracy all sections relevant to the Services in such forms and documents prior to their use, provided that such review and approval shall not be unreasonably delayed or withheld by CheckFree. At Reseller’s written request, CheckFree shall assist Reseller in the preparation thereof. CheckFree shall be reimbursed by Reseller for the reasonable and Reseller-pre-approved cost of time and materials for any such assistance that shall be calculated in accordance with the Resource Time rates specified in Schedule B attached hereto, payable thirty (30) days after receipt of the invoice therefor.

4. Charges.

4.1 Reseller is free to set the price for access by its Clients to the CheckFree Services. Reseller is responsible for billing, invoicing and collecting fees from its Clients. Reseller is responsible for making payments due CheckFree directly to CheckFree, and bears all risk of billing and collections from Clients. CheckFree shall deliver the Billing Data File in accordance with Schedule C. CheckFree shall use commercially reasonable efforts so that CheckFree’s invoice for the preceding month matches the information in the Billing Data file. For the Services utilized, Reseller shall pay to CheckFree monthly within thirty (30) days of receipt of the invoice at its principal office in Norcross, Georgia (or such other place designated by CheckFree) the total of the applicable undisputed charges incurred during the preceding month in accordance with Schedule B.

4.2 Except as provided in Schedule B attached hereto, charges for the Services shall not be changed by CheckFree during the Initial Term. Thereafter, however, such charges may be changed at any renewal term with at least one hundred twenty (120) days prior written notice to Client. Reseller and/or Client shall furnish to Users at its expense all appropriate notices of changes in service and/or charges that may be required by law.

4.3 There shall be added to all invoices for the Services amounts equal to any applicable sales or other taxes levied, based on, arising from or directly connected with the furnishing of the Services to Reseller, Clients or Users hereunder, exclusive of taxes based on CheckFree’s net income. There shall be deducted from all invoices for the Services amounts equal to any applicable credits arising during the corresponding invoice period, including without limitation those associated with service level failures for the prior period.

4.4 All invoices for the Services rendered hereunder shall be due and payable thirty (30) days after receipt of the invoice. Unless Reseller has provided notice of (i) default to CheckFree under section 18 or (ii) a bona fide dispute of invoiced charge(s) which explains with specificity the disputed amount and remits timely payment of the undisputed amount, if Reseller fails to pay any such amounts when due, CheckFree may, at its option, and after giving at least ten (10) days prior written notice, discontinue furnishing the Services unless and until all such arrearages are paid in full, all without impairment of any other remedy that may be available to CheckFree. Reseller and/or Client shall furnish to Users at its expense all notices of such termination that may be required by law.

4.5 Notwithstanding any provision to the contrary in this Agreement, in the event that the United States Postal Service raises its postage rates, CheckFree may, with prior notice to Reseller, increase its fees relating to Paper Transactions, provided that, for purposes of the calculation of any such increase, Paper Transactions will not exceed twenty-seven percent (27%) of total transaction volume. Such increase in postal charges shall become effective coincident with the effective date of the United States Postal Service increase in such charges.

4.6 During the Term and for a period of one (1) year thereafter, either party shall have the right, once annually and upon reasonable advance notice and during normal business hours, to inspect and review the books and records of the other specifically regarding charges and payments pursuant to this Agreement. Each party may conduct any such audit individually or through an independent accounting firm, at its sole cost and expense (unless the audit reveals an under- or over-payment of greater than five percent (5%), in which case the party being audited shall reimburse the auditing party for the actual cost of that audit). If the audit reveals an under- or over-payment, the amount of such under- or over-payment is due within thirty (30) days after the audited party receives notice thereof. All information reviewed and obtained during any such audit hereunder shall be treated as Confidential Information pursuant to section 5 below. Audit requests must not be made more than once per year.

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5. Trade Secrets and Confidentiality.

5.1 Reseller acknowledges that all computer programs, data file content and organization, techniques, methods, rules, procedures, protocols, forms, instructions, Trade Secrets, as defined in the California Uniform Trade Secrets Act, Calif. Civil Code § 3426.1, as amended from time to time (“Trade Secrets”), as well as copyrights and any other proprietary rights of CheckFree or third parties used in connection with or in any way relating to the Services are the exclusive property of CheckFree or parties from whom CheckFree has secured such. Reseller further acknowledges that all CheckFree computer programs, data file content and organization, techniques, methods, rules procedures, protocols, forms, instructions, Trade Secrets and other information of CheckFree or third parties used in connection with or in any way relating to the Services, shall constitute CheckFree’s confidential information (collectively “CheckFree Information”). Reseller and its subsidiary or affiliated corporations shall treat the CheckFree Information as confidential and will not disclose or otherwise make available the same in any form to any person other than employees, agents, contractors or affiliates of Reseller or its data processor who need to know such information for rendition of the Services. Reseller will instruct such employees, agents, contractors, affiliates and data processors to keep the same confidential using the same care and discretion that Reseller would use with respect to its own confidential property and Trade Secrets. Upon termination of this Agreement for any reason, Reseller shall return to CheckFree any and all CheckFree Information in its possession or under its control and shall cease using them in any way.

5.2 CheckFree shall treat as confidential and shall not disclose or otherwise make available to any person, other than employees, agents, contractors or affiliates of CheckFree or Reseller who need to know such information for rendition of the Services (i) any Trade Secrets and other proprietary rights of Reseller or third parties used in connection with the Reseller’s business or services and other information or materials of Reseller or third parties used in connection with the Reseller’s business or services, which are of value to Reseller or third parties and which CheckFree knows or has reason to know is treated as confidential; (ii) files or other information or materials provided by or on behalf of Reseller to CheckFree for the purpose of enabling the Services (items (i), and (ii) are referred to as “Reseller Data”); or (iii) the Users’ personal account information or other data received by CheckFree from Client or Users (“Users’ Data”). Reseller Data and Users’ Data shall be referred to herein together as “Reseller Information.” CheckFree will provide reasonable security measures to ensure that unauthorized third parties do not have access to Reseller Information. CheckFree agrees, and will cause its employees and other personnel having access to the Reseller Information, to agree in writing to hold such information in strictest confidence, not directly or indirectly, copy, use, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the same for any purpose whatsoever other than as expressly provided in this Agreement for rendition of the Services, and keep the same confidential by using the same care and discretion that CheckFree uses with respect to its own confidential information and Trade Secrets. CheckFree acknowledges that Reseller Information includes nonpublic personal information (hereinafter, “NP Information”) as defined by the provisions of the Gramm-Leach-Bliley Act (15 U.S.C. §6809) and regulations promulgated thereunder. Without limiting anything in this paragraph 5.2 and for purposes of amplification, CheckFree further acknowledges and agrees not to use or disclose any NP Information for any purpose other than to carry out the purposes for which such NP Information is disclosed to CheckFree.

5.3 In the event that either party is requested or required to disclose Reseller Information or CheckFree Information (together “Confidential Information”) of the other party pursuant to, but not limited to, interrogatories, requests for information, subpoenas or similar process, the party subject to the request or requirement shall provide the other with written notice of any such request or requirement promptly, but in any case prior to disclosure. Neither party shall disclose the terms of this Agreement except (a) as required by applicable law or regulation, (b) to its employees and agents with a need to know such terms, or (c) in connection with a potential merger or sale of all or substantially all of its assets; provided that the receiving party agrees in writing to be bound by the confidentiality restrictions of this Agreement. However, the mere existence of this Agreement between the parties does not constitute the Confidential Information of either party.

5.4 The parties acknowledge that (a) any use or threatened use of Users’ Data or of either party’s Confidential Information in a manner inconsistent with this Agreement, or (b) any other misuse of the

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proprietary information of either party will cause immediate irreparable harm to the non-breaching party for which there is no adequate remedy at law. The parties hereby waive the defense that the non-breaching party has or will have an adequate remedy at law for any such breach or threatened breach. The parties agree and stipulate that the non-breaching party shall be entitled to seek injunctive relief without first arbitrating the issue and without the posting of a bond or other security; provided, however, that if the posting of a bond is a prerequisite to obtaining injunctive relief, then a bond in the amount of $1,000 shall be sufficient. Nothing contained in this paragraph 5.4 shall limit either party’s right to any remedies at law or in equity, including the recovery of damages from the other party for breach of this Agreement or an application to a court of competent jurisdiction for any appropriate provisional remedy such as attachments, temporary protective orders, writs of possession, receivers, preliminary injunctions and temporary restraining orders. The prevailing party in any action pursuant to this paragraph 5.4 shall be entitled to collect from the other party its attorneys’ fees and full costs of such action.

6. Reliance on Information Provided.

CheckFree shall rely on the accuracy of all information provided to CheckFree by Reseller. Reseller shall promptly inform CheckFree if the data or information provided to CheckFree materially differs from those provided by the Client or User (“Incorrect Data”), bear the cost of correction and pay any damages arising from Reseller’s delivery of Incorrect Data to CheckFree.

7. Availability of the Services.

Subject to the Service Level Agreement in Schedule C, CheckFree will maintain and operate the Services seven (7) days per week, twenty-four (24) hours per day, except for scheduled or emergency maintenance requirements.

8. Use of the Services.

Reseller, Clients and Users shall use the Services in accordance with CheckFree’s then-current terms and conditions. Such terms and conditions shall be set forth in documentation materials furnished by CheckFree to Reseller. CheckFree agrees to give Reseller at least thirty (30) days advance written notice of any material change in the terms and conditions; provided that any change, other than a change required by applicable law or governmental regulation, that materially impairs the quality of the Services or materially deviates in form and substance from the terms and conditions then in effect shall require ninety (90) days written notice from CheckFree, and CheckFree and Reseller shall discuss in good faith any anticipated negative impacts, if any, to Clients or Users.

9. Modifications in the Services.

9.1 If any modification to the Services shall be required by law or by governmental regulation, CheckFree and Reseller shall discuss in good faith ways in which to address the compliance issue and use their best efforts to comply. If either party determines that compliance is technically unfeasible, that party may elect to terminate the Agreement without penalty, by furnishing the other with forty-five (45) days prior written notice. Pursuant to section 13.1, CheckFree, at its sole expense, shall promptly make all modifications necessary for the Services to be in compliance with all applicable federal law and regulation. In all other cases, including but not limited to modifications required by state or local law, regulation or ordinance, Reseller shall pay for any increase in CheckFree’s costs and charges therefor, but if it affects any other client of CheckFree, such costs and charges shall be shared, on a reasonably equitable basis, by and among (i) Reseller and all affected CheckFree clients on the one hand on a pro rata basis, and (ii) CheckFree on the other hand to the extent the modification is a benefit to future clients. If the cost to Reseller for compliance is unreasonable as determined by Reseller in its sole discretion, then Reseller will be entitled to terminate this Agreement without penalty by furnishing forty-five (45) days prior written notice.

9.2 Subject to the provisions of paragraph 9.1 hereinabove, without prior notice to Reseller, CheckFree at its expense may make any modifications, changes, adjustments or enhancements to the Services that it reasonably considers to be suitable, so long as such modification, change, adjustment or enhancement does not require any action, preparation or participation on the part of Reseller, Client or Users and further provided that such modification does not materially impair the quality of the Services at the time such action is contemplated.

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10. Use of Service Marks.

10.1 Neither party shall have any right to use any copyrighted material, logos, trade names, trademarks or service marks (“Marks”) of the other in connection with the Services, unless consented to by the party that owns such Marks.

10.2 Each party shall submit to the other all advertising and promotional materials used in connection with the operation of the Services that contain the other party’s Marks for technical review and prior approval. A response shall be given in a timely manner and approval shall not be unreasonably withheld. All requests shall be deemed approved if no response is given within five (5) business days of the request, provided that such requests contain a reference to such timeframe obligation. Each party shall be permitted to repeat or re-use any advertising and promotional materials, including any part thereof, that were previously approved by the other party, unless and until the other party revokes such approval in writing.

10.3 It is agreed that Reseller may develop and use its own trade names, trademarks, logos or service marks with respect to the Services and CheckFree shall have no proprietary interest therein.

11. Communications Lines and Equipment.

11.1 CheckFree may order, on Reseller’s behalf and after receiving Reseller’s specific written approval, the installation of appropriate telephone lines and communications equipment to enable Reseller to access the Services. Reseller shall pay for all costs of installation and use of telephone lines and communications equipment used solely by Reseller in connection with the Services.

11.2 CheckFree shall not be responsible for the reliability or continued availability of telephone lines and other communications equipment used by Reseller, Clients or Users in accessing the Services.

12. File Security, Retention and Transfer at Time of Termination.

12.1 CheckFree shall provide reasonable security measures to ensure that access to Reseller’s computerized files and records is available only to CheckFree and CheckFree’s agents, contractors or affiliates, and to Reseller, Clients and Users. CheckFree reserves the right to issue and change procedures from time-to-time to improve or protect file security.

12.2 CheckFree shall take reasonable precautions to prevent the loss or alteration of Reseller’s computerized files and records accessed or retained by CheckFree, but CheckFree cannot and does not guarantee or indemnify against any such loss or alteration. Accordingly, Reseller shall, at its expense, keep copies of the source documents of the information delivered to CheckFree and shall maintain a backup procedure for reconstruction of lost or altered Reseller computerized files and records to the extent deemed necessary by Reseller.

12.3 The parties shall work together to ensure adequate security standards, and CheckFree shall comply with CheckFree’s then-current Security Policy. For the infrastructure supporting access to the CheckFree Services, CheckFree shall review the security of that infrastructure annually, and to have its security certified periodically by an independent recognized vendor. CheckFree shall, at its sole cost and expense, have conducted each year a SAS 70 Type II audit of its operations. Each such audit shall include a Level Two review of CheckFree’s operations and procedures to confirm that CheckFree is in compliance with objectives relating to the CheckFree Services. At Reseller’s request, CheckFree shall provide Reseller with a confidential copy of the then current SAS 70 Type II audit report, within thirty (30) calendar days after receipt of Reseller’s request. CheckFree shall further supply Reseller with the full findings report and a certificate evidencing its SAS 70 compliance that can be provided to Reseller’s Clients, auditors, examiners, and other appropriate third parties. Upon ten (10) days written notice, CheckFree shall provide Reseller, or its designee, with reasonable access, during normal business hours and no more than once annually, to examine the records and procedures relating to activity performed on behalf of Reseller, such that Reseller can reasonably determine whether CheckFree is complying with its obligations to use appropriate security with respect to Users’ Data, risk management, ACH operations and data center infrastructure; the time, place, scope and duration of any such examination shall be mutually agreed upon by the parties in advance. The parties may change the SAS 70 audit standard to another mutually agreeable standard in the future, as the industry evolves.

12.4 CheckFree acknowledges that security incidents are potentially serious, with the capacity to permanently damage Reseller and its Clients. Therefore, CheckFree agrees, in the event of a security incident that impacts Reseller and/or its Clients, to adhere to the Escalation Procedures. Security incidents are events that impact CheckFree or Reseller in the form of (a) viruses or other malicious software; (b) a network-based denial of service; (c) theft or destruction of either party’s property or Confidential

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Information; (d) network intrusions; and (e) other deliberate misrepresentations with intent to circumvent security. In the event that a security incident occurs within CheckFree’s operations which threatens or potentially threatens the availability of the CheckFree Services or Reseller Information (as that term is defined in section 5), CheckFree agrees to the following procedures (together, the “Escalation Procedures”):

12.4.1	Notification of Reseller immediately or no later than twenty-four (24) hours following discovery of a security incident;

12.4.2	Periodic and regular updates to Reseller during the security incident so that Reseller may establish appropriate communication with Clients;

12.4.3	Provision of logs or other pertinent records of the security incident to Reseller for its or its Clients’ use in reporting activity that appears to violate any applicable law; and

12.4.4	Convening a post mortem meeting with Reseller following the security incident to discuss, and, as necessary, adjust existing response procedures or to implement additional and/or revised protective measures.

12.5 In connection with providing the CheckFree Services, CheckFree may collect Users’ Data. That Users’ Data is subject to CheckFree’s privacy policy which was provided to Reseller and which may be updated by CheckFree. CheckFree shall comply with that privacy policy with respect to Users’ Data and shall use such Users’ Data solely for its risk management procedures and for the performance of services within the scope of this Agreement. In no event shall CheckFree’s privacy policy fall below the requirements set forth in paragraph 5.2 and under any applicable law or regulation. Each Party acknowledges and agrees that each User owns his/her own User’s Data. CheckFree and Reseller each shall use such Users’ Data only as permitted under the scope of this Agreement and in accordance with all applicable law and regulation.

12.6 For the Term of the Agreement, CheckFree shall make reasonable efforts to remain certified under and in compliance with Verisign or CheckFree’s then-current vendor.

12.7 At the time this Agreement is terminated, Reseller shall be entitled to receive from CheckFree records or lists equivalent in content to CheckFree’s standard Authorized Vendor/Payee List for each User on CheckFree’s file. All such records and lists shall be in a form agreeable to both CheckFree and Reseller. Reseller shall bear the cost of all programming and processing that may be necessary to render the information usable to Reseller.

13. Government Regulation.

13.1 CheckFree shall, during the Term of this Agreement, be in compliance with federal and/or state rules and regulations as they relate to the provision of the Services and to CheckFree. Each party shall, as the case may be: (i) be responsible for compliance with all applicable laws, rules, and regulations (including, without limitation, Regulation E of the Board of Governors of the Federal Reserve System (“Regulation E”), the Electronic Fund Transfer Act and the rules of any applicable national or regional Automated Clearinghouse Association; (ii) establish, maintain, and be responsible for applicable error resolution procedures required by Regulation E and the Electronic Fund Transfer Act; and, (iii) be responsible for delivering to the Users any applicable required disclosures and/or any provisional credits in connection with the error resolution procedure that may be required by Regulation E and the Electronic Fund Transfer Act. The parties will cooperate with one another in the investigation and resolution of any alleged errors.

13.2 Reseller and/or Client shall provide all required notices and disclosures to the appropriate regulatory authorities and to affected Users concerning the initiation or termination of this Agreement or of Services, or of any substantial changes in the Services being provided to Reseller, Clients or Users. CheckFree agrees that any and all Users’ Data maintained by it for Reseller, and the related calculation and payment of amounts owed by Reseller to CheckFree hereunder, shall be available for inspection by the appropriate regulatory authorities and Reseller’s internal auditors and independent public accountants, upon reasonable prior written notice to CheckFree throughout the Term and for a period of one (1) year thereafter, whether or not any amounts are owed for the period covered by such records. .

13.3 Reseller agrees to pay CheckFree for all costs incurred in the preparation of data for inspection, examination or audit (pursuant to paragraph 13.2) at CheckFree’s standard rates then in effect, unless a substantial portion of the event(s) that precipitated the inspection, examination or audit is directly attributable to a breach of CheckFree’s obligations under this Agreement.

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13.4 Reseller and/or Client shall be solely responsible for the preparation and delivery to its Users of the monthly activity statements that will display the Services and the transactions that have been performed for Users.

14. Agreement With Users.

14.1 Reseller and/or Client shall be solely responsible pursuant to Regulation E for ensuring that Users receive adequate disclosure of the terms and conditions governing their use of the Services and for error resolution procedures.

14.2 Reseller and/or Client shall be responsible for notifying Users of all applicable rules and procedures (and changes therein) to be observed in connection with the furnishing of the Services by CheckFree.

15. Insurance.

15.1 CheckFree shall, at its expense, during the entire Term of this Agreement, keep in full force and effect, policies of insurance meeting or exceeding the following specifications:

15.1.1 Comprehensive General Liability insurance with a limit of liability not less than $1 million per occurrence and $2 million in the aggregate.

15.1.2 Automobile Liability insurance with a limit of liability not less than $1 million per accident or loss.

15.1.3 Professional Liability (a/k/a Errors & Omissions Liability) insurance with a limit of liability of not less than $1 million per occurrence and in the aggregate.

15.1.4 Workers’ Compensation insurance with statutory limits under Coverage A and limits of $500,000/$500,000/$500,000 under Coverage B, Employer’s Liability insurance.

15.1.5 Excess Liability coverage over each of the preceding policies for a total limit of liability of $25 million per occurrence and in the aggregate.

15.1.6 Crime insurance, including Employee Dishonesty and Computer Fraud coverages for theft of money or securities that CheckFree holds or for which CheckFree is legally liable, arising out of the dishonest acts committed by the Employees of CheckFree or its contractors, acting alone or in collusion with others or through the use of CheckFree’s computer systems, to fraudulently cause a transfer. This coverage shall have a limit of liability of $25 million per loss.

15.1.7 Excess Crime coverage, with the preceding Crime policy listed as the underlying policy, with a limit of liability of $25 million per occurrence and in the aggregate.

15.1.8 All such policies shall be placed with carriers licensed to do business within the jurisdictions in which this Agreement shall apply. All carriers providing these coverages shall have a minimum A.M. Best rating of A-IX.

16. Warranty and Limitation of Liability.

16.1 CheckFree represents and warrants as of the Effective Date, and covenants that during the Term of the Agreement: (i) it will exercise reasonable care in the performance of its obligations under this Agreement; (ii) the Services do not and will not infringe any third-party patent or other intellectual property rights, and that as of the Effective Date, CheckFree owns or has valid licenses to all of the intellectual property rights necessary to provide the Services; (iii) CheckFree and the Services do not and will not violate any applicable statutes, laws, rules or regulations (including but not limited to obligations imposed upon CheckFree by Regulation E) in all applicable jurisdictions; (iv) the Services will comport in all material respects to the specifications set forth on Exhibit A, as may be amended from time to time in a writing signed by the parties; and (v) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by Reseller and this Agreement is enforceable in accordance with its terms against Reseller. CHECKFREE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER.

16.2 EXCEPT FOR DAMAGES ARISING OUT OF A PARTY’S BREACH OF SECTION 5 OR INFRINGEMENT OF PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE SUM OF FEES PAID BY RESELLER TO CHECKFREE DURING THE ONE (1) YEAR PERIOD IMMEDIATELY PRECEDING THE DATE THE CAUSE OF ACTION AROSE.

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16.3 IN NO EVENT WILL EITHER PARTY BE RESPONSIBLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA REGARDLESS OF WHETHER IT WAS ADVISED, HAD REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF. THE FOREGOING DOES NOT LIMIT AMOUNTS THAT A PARTY MAY BE REQUIRED TO PAY UNDER SECTIONS 5 OR 17.

16.4 Neither party shall be liable for any delay or other failure of performance caused by factors beyond its reasonable control, such as, but not limited to, insurrection, war, terrorist acts, riots, fire, earthquake, flood, lack of energy, acts of God, governmental acts or regulation, actions or inactions by the Federal Reserve Bank, other banks with which the other party or User deals or any financial institution which receives or originates entries or pays electronic debits from User accounts. If, after the Effective Date of this Agreement, any law, regulation, or ordinance, whether federal, state, or local, becomes effective that substantially alters the ability of either party to perform hereunder, the affected party shall have the right to terminate this Agreement without penalty upon thirty (30) days written notice to the other party.

17. Indemnification.

17.1 CheckFree agrees to indemnify Reseller, its officers, directors and employees from and against any and all loss, liability, cost and expense, including reasonable attorneys’ fees, incurred by any one or more of them by reason of any and all claims, demands, suits or proceedings made or brought against any one or more of them arising from (i) any breach of CheckFree’s representations and warranties under paragraph 16.1, (ii) any negligent act or omission of CheckFree or of the Services; (iii) or the breach of any obligation, responsibility, warranty or representation of CheckFree to Reseller related to the development, operation, promotion or use of the Services pursuant to this Agreement.

17.1.1	If Reseller receives a notice of alleged infringement of the Services, then Reseller shall promptly inform CheckFree, or if the CheckFree Services are subject to an injunction, then as soon as practicable, but in no event more than forty-five (45) days following CheckFree’s receipt of such notice or injunction, CheckFree shall, at its expense, and as Reseller reasonably requests subject to CheckFree’s reasonable approval: (i) obtain for Reseller the right to continue the use of the CheckFree Services under this Agreement; (ii) replace or modify the portion of the CheckFree Services so that it is no longer infringing but provides substantially the same functionality; or (iii) if neither of the foregoing is commercially reasonable, then cease providing the CheckFree Services and terminate the Agreement, in which case CheckFree shall refund to Reseller a pro rata portion of all implementation fees, in addition to any other remedy in law or equity available to Reseller.

17.2 Reseller agrees to indemnify CheckFree, its officers, directors and employees from and against any and all loss, liability, cost and expense, including reasonable attorneys’ fees, incurred by any one or more of them by reason of any and all claims, demands, suits or proceedings made or brought against any one or more of them arising from any negligent act or omission of Reseller or the breach of any obligation, responsibility, warranty or representation of Reseller to CheckFree related to the operation, promotion or use of the Services pursuant to this Agreement.

17.3 The indemnifying party shall have the authority to control the defense and settlement of a claim, and the indemnified party shall give reasonable assistance to enable the indemnifying party to defend the claim. The indemnified party shall have the right, but not the obligation, to participate, at its own expense, with respect to any such claim. No claim shall be settled or compromised by the indemnifying party without the prior written consent of the indemnified party if such settlement or compromise in any manner indicates that the indemnified party contributed to or was responsible for the cause of the claim, or if such settlement or compromise imposes any obligations upon the indemnified party or requires the indemnified party to take any action.

18. Default; Remedies Upon Default.

18.1 If either party materially breaches or defaults on its obligations hereunder, other than SLA commitment failures as set forth in Schedule C for which there is pre-set penalty, and if that breach or default, if curable, is not corrected within ten (10) days after receiving notice thereof in writing, then the non-breaching or non-defaulting party may, at its option and in addition to any other remedies it may have, terminate this Agreement. In addition, this Agreement may be immediately terminated by either party upon

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written notice to the other party: (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other act of bankruptcy or proceedings for the settlement of its debts; (ii) upon the institution of bankruptcy proceedings against the other party, which are not dismissed or otherwise resolved in its favor within ninety (90) days thereafter; (iii) upon the other party making a general assignment for the benefit of creditors, whether voluntary or involuntary, or calling a general meeting of the party’s creditors for purposes of compromising any of the party’s debts; or (iv) upon the other party dissolving, liquidating, winding up, or ceasing to conduct business. The remedies contained in this paragraph 18.1 are cumulative and are in addition to all other rights and remedies available to the non-defaulting party under this Agreement or at law or in equity.

18.2 Upon the expiration or termination of this Agreement: (i) each party immediately shall pay to the other all undisputed amounts due hereunder; (ii) each party immediately shall cease all use of the other party’s Marks, and within thirty (30) days after the expiration or termination shall return or destroy all Confidential Information from the other party (other than CheckFree retaining copies of Reseller Data or Users’ Data in order to fulfill its obligations under this Agreement and as required by applicable law, rule or regulation) and, if requested certify that it has complied with the foregoing; and (iii) Reseller shall remove all links to the CheckFree Services from Client sites.

19. General.

19.1 Reseller acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between them concerning its subject matter. This Agreement shall not be modified in any way unless it is in written form and signed by both parties.

19.2 Neither party may assign this Agreement, or any part thereof, without the prior written consent of the other party, and any such attempted assignment shall be void; provided, however, either party may assign this Agreement, or any part thereof, to its parent, an affiliate (including any successor by merger or acquisition), or to any direct or indirect wholly-owned subsidiary without the prior written consent of the other party. As between the parties hereto, no such assignment to a direct or indirect wholly-owned subsidiary shall relieve the assigning party of any of its duties and obligations under this Agreement.

19.3 This Agreement shall be binding upon and shall inure to the benefit of CheckFree and Reseller and their respective successors and permitted assigns.

19.4 If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder hereof, shall not in any way to be affected or impaired thereby.

19.5 The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

19.6 The individuals executing this Agreement on behalf of CheckFree and Reseller do each hereby represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of their respective principals.

19.7 In the performance of all work, CheckFree is an independent contractor, with sole right to supervise, manage, control and direct the performance of the details of said work to be performed by CheckFree.

19.8 This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia without regard to choice of law principles.

19.9 The parties do not intend the benefits of this Agreement to inure to any third party, and nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any such third party against either of the parties hereto.

19.10 The form, substance and timing of any press release or other public disclosure of matters related to this Agreement shall be mutually agreed to by CheckFree and Reseller in writing, which consent shall not be unreasonably withheld, except to the extent of disclosure for which CheckFree or Reseller is required by law to make, in which instance, the parties shall consult prior to making such public disclosure.

19.11 A waiver by either party of any of the covenants, conditions, or agreements to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach or of any other covenant, condition, or agreement contained in this Agreement. No change, waiver, or discharge of this Agreement or any portion thereof will be valid unless in writing and executed by the party against whom such change, waiver, or discharge is sought to be enforced.

CheckFree Services Corporation Law Department	- 9 -	08-Sep-2004

20. Arbitration.

20.1 Any controversy or claim between or among the parties hereto including, but not limited to, those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of Georgia) and the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

20.2 The arbitration shall be conducted in Atlanta, Georgia, if the controversy or claim is originated by Reseller, or Los Angeles, California, if the controversy or claim is originated by CheckFree, and administered by the American Arbitration Association, which will appoint an arbitrator. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

20.3 Nothing in this Agreement shall be deemed to limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement.

21. Contingency Back-up.

CheckFree shall maintain, throughout the Term and for a period one (1) year thereafter, contingency backup of Services at a separate location for CheckFree’s use in resuming Services for Reseller (and others), in the event that CheckFree is unable to perform Services at CheckFree’s primary site such that, by transferring the backup system programs and data files and switching of Reseller’s data line network to the backup site, Services for Reseller can thereupon be resumed. Such Services shall be resumed on a best efforts basis. If appropriate, CheckFree shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a disaster, and shall coordinate with Reseller all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements. CheckFree shall test its disaster recovery and business resumption plans by conducting one (1) test annually and shall provide Reseller with a description of the test results in accordance with applicable laws and regulations.

22. Notices.

Service of all notices under this Agreement shall be in writing and sent by U.S. Certified Mail, return receipt requested, postage paid, addressed to the party to be served notice at the following address:

CheckFree Services Corporation

4411 East Jones Bridge Road

Norcross, GA 30092

Attention: William C. Buckham, Assistant General Counsel

Digital Insight Corporation

26025 Mureau Road

Calabasas, CA 91302

Attention: President

[Signature Page Follows; Remainder of the Page Left Intentionally Blank]

CheckFree Services Corporation Law Department	- 10 -	08-Sep-2004

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of last date noted below.

DIGITAL INSIGHT CORPORATION		CHECKFREE SERVICES CORPORATION

By:	/s/ Jeffrey Stiefler	By:	/s/ Peter J. Knight

Print:	Jeffrey Stiefler	Print:	Peter J. Knight

Title:	Chairman, President & CEO	Title:	CEO

Date:	September 8, 2004	Date:	September 10, 2004

CheckFree Services Corporation Law Department	- 11 -	08-Sep-2004

LIST OF SCHEDULES

Schedule A	Description of CheckFree Electronic Bill Delivery and Payment Services for Value-Added Resellers

Schedule B	Pricing for Consumer Service

Schedule C	CheckFree Service Level Agreement

Schedule D	Description of and Pricing for CheckFree Small Business Service

CheckFree Services Corporation Law Department	- 12 -	08-Sep-2004

SCHEDULE A

Description of CheckFree Electronic Bill Delivery and Payment Services for

Value-Added Resellers

CheckFree provides an electronic bill delivery and payment service which can be accessed through various User-Interface Devices.

A. DEFINITIONS

Unless otherwise defined, the capitalized terms used herein shall have the same meaning as such terms in the Agreement.

“Account” is defined as the financial institution account that a User designates as the account(s) from which Service transactions are made.

“Payee” is defined as an individual or business that a User selects in advance to receive payments through the Service.

“System” is defined as the software, data base, voice response unit, and other production and delivery equipment comprising the Service provided by CheckFree.

“User-Interface Device” is defined as the product the User uses to access the Service.

B. PAYMENT SERVICE

1. General

The Service is an electronic payment system which permits Users to initiate and authorize payments from their Accounts to Payees who Users have selected in advance to receive payments by means of the Service.

2. Obligations of CheckFree

CheckFree will provide the Service to Users who have been approved for enrollment pursuant to procedures agreed to between CheckFree and Reseller on behalf of Client.

a.	User Enrollment

CheckFree will provide a standard payment enrollment form in electronic format to be customized and distributed to prospective Users, unless CheckFree Hosted Enrollment is used.

b.	Payment Remittance

CheckFree agrees to execute the delivery of all payments as instructed by the User unless one or more of the following conditions occurs: (1) erroneous or incomplete information is provided by the User; (2) insufficient funds are available in the Account; (3) a Payee cannot or will not accept a payment delivered by CheckFree; or, (4) the User does not follow CheckFree’s operating instructions.

CheckFree will determine the method of payment for delivery of User payments. These methods include, but are not limited to, the following: the Automated Clearing House Network; MasterCard International’s Remittance Processing System; direct Payee transfer; paper checks drawn on a corporate account of the Service; or, paper drafts drawn on the Accounts. CheckFree may issue a paper draft drawn on the Account if one or more of the following conditions applies: (1) CheckFree is not allowed to secure funds from the Account prior to payment remittance to the Payee; (2) the Payee is unable to receive electronic payments; (3) the Payee has not agreed to accept reversal transactions from CheckFree; or, (4) the dollar amount of the payment exceeds the User’s risk parameters.

It is understood and agreed that CheckFree will conduct standard credit screening. Generally, the credit screen will be a review of the User’s credit history (a soft inquiry), which does not affect the

CheckFree Services Corporation Law Department	- 13 -	08-Sep-2004

User’s credit rating, nor does the fact a soft inquiry has been made appear on the User’s credit report that may be obtained by another institution for credit decision purposes. CheckFree agrees to use the results of such soft inquiry only to set risk parameters in determining the method of payment for delivery of the User’s payments. If CheckFree is not allowed to secure funds from Accounts prior to payment remittance to Payees, CheckFree reserves the right to set risk parameters on all Accounts.

CheckFree also reserves the right to access a User’s credit report in such a way that an inquiry for credit (a hard inquiry) may result. This type of inquiry may affect a User’s credit rating and will appear on the User’s credit report regardless of the entity that requests the report. CheckFree may request a credit report that results in a hard inquiry in the following circumstances: (1) a fraud investigation; or, (2) to solve Payee setup issues.

CheckFree shall comply with the Fair Credit Reporting Act and any other applicable laws and regulations.

c.	Authorized Payments

See ‘Settlement’ referred to in this Schedule A for the settlement of authorized payments.

d.	Systems Network

CheckFree agrees to provide the Reseller’s data center with a dedicated connection through CheckFree’s frame relay network. This network solution is owned and implemented by CheckFree. CheckFree will be responsible for monitoring and support of its frame relay network.

e.	Invoicing and Reporting

CheckFree will provide a single invoice and a single set of reports to Reseller each month with respect to the immediately preceding calendar month. CheckFree will also provide to Reseller on a monthly basis a *** to facilitate Client/User billing. Reseller will be responsible for generating all *** Clients and for *** Clients. Reseller or Client is responsible for all ***, unless CheckFree agrees to perform *** on behalf of Client. Any and all implementation work, whether for new Client implementations or for maintenance requests from Reseller, will be invoiced to Reseller upon CheckFree beginning the project or upon CheckFree’s receipt of Reseller’s completed request form or data gathering form. CheckFree agrees to continue to develop *** for Reseller. CheckFree is currently redesigning the ***, and CheckFree will make efforts on the availability of such redesigned *** so that Reseller may retrieve it on a weekly basis. CheckFree will make efforts to ensure that the data in such redesigned *** matches the Reseller invoice.

f.	Training

CheckFree will provide one-time training to Reseller’s trainers on the Service. Reseller will be responsible for training all Clients’ and Reseller’s associates. CheckFree and Reseller may mutually agree to additional training requirements to meet the ongoing needs of Reseller. CheckFree will provide all supplemental training at CheckFree’s then-current daily training fee. Reseller will also pay for travel and other appropriate expenses for CheckFree personnel to train Reseller personnel in a “train the trainers” environment at Reseller’s location; provided that any expense or a series of related expenses above $1,000 shall require the prior written approval of Reseller.

g.	Certificates

CheckFree will maintain its systems (including, but not limited to, managing digital certificate expirations, firewall changes, or application changes) so that connectivity into CheckFree for Reseller and Clients is available through the installed digital certificates to enable SSL for the WebPay installation.

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 14 -	08-Sep-2004

h.	New Product Development

CheckFree agrees to work in good faith with Reseller to develop an *** products into *** at a cost to be determined by the parties but not to exceed the Additional Product Template Implementation Fee in Schedule B. Reseller understands that such is considered an interoperable link into *** and will be established to add payments in ***. CheckFree will also work with Reseller to develop an *** from Reseller into ***. Both parties agree that such is work in process and next steps are to be determined and agreed upon. In addition, Reseller will implement in a reasonable amount of the time the latest releases of CheckFree products as upgrades of such products are released by CheckFree to the reseller market.

i.	Reporting Portal

CheckFree agrees to provide a *** for Clients to access. Such *** will enable Clients to logon at their convenience to download the *** (currently, Reseller is responsible for downloading all Client reports via *** and distributing such reports to the Clients). Reseller is responsible for administration of Client access.

3. Obligations of Reseller/Client

a.	General

Reseller agrees to: (1) require Clients to comply with applicable laws, rules, and regulations governing electronic funds transfers, including providing regulatory notices and disclosures to Users and complying with error resolution procedures required by law; and, (2) require Clients and Users to follow CheckFree’s standard operating procedures and terms and conditions with respect to use of the Service as described by CheckFree from time to time.

b.	User Enrollment

Client is responsible for obtaining authorization from its Users to process payment transactions, unless CheckFree Hosted Enrollment is used.

c.	Marketing

Reseller agrees to develop and utilize a promotional and marketing program for the promotion and marketing of the Service to Clients, and Clients are responsible for marketing the Service to Users. Reseller and CheckFree will within ninety (90) days of the Effective Date and annually thereafter establish a mutually agreed upon joint marketing plan. Each party will assign its own resources to track and report performance of such marketing plan on a quarterly basis. Such marketing plan will include participation in key events, including product releases and annual conferences.

d.	Client Relationships

Reseller will keep CheckFree informed of the identity of all Clients under contract for Reseller’s services which utilize the Service. Reseller will provide an updated report of this information to CheckFree on a quarterly basis and in a form mutually agreeable to CheckFree and Reseller. Clients have the right to *** at any time. Should any Client *** or should any Client’s *** with Reseller ***, Reseller will be responsible for notifying CheckFree at least forty-five (45) days in advance of such ***; provided, however, Reseller will use best efforts to notify CheckFree of any ***sooner, if possible. Clients shall have the right to obtain *** subject to terms and fees mutually agreeable to Reseller and CheckFree. *** will have fees associated with the *** such fees will be calculated on a per Client basis, based on the total Users for each such Client, using the Resource Time rates specified in Schedule B in addition to a fee of $*** per data pull, but in no event shall the aggregate fees associated with a *** exceed $*** per Client. CheckFree will promptly update the profile records to ensure that Reseller is properly charged for the services rendered by CheckFree. Reseller’s sales and relationship management teams will offer CheckFree as an option at every net-new client sale and Client contract renewal when electronic bill payment (EBP) is under consideration. Reseller will make best efforts to notify CheckFree of any request or inquiries by any Client to change its EBP provider and will not proactively solicit any Client with

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 15 -	08-Sep-2004

the intent to convert such Client to any non-CheckFree EBP product(s)/service(s) unless explicitly requested of Reseller by the Client. General solicitations through direct or indirect advertising, marketing or sales programs relating to a competing EBP product or service shall be excluded from the foregoing. CheckFree and Reseller will cooperate in any mutually agreed upon EBP growth initiatives related to Reseller and Clients.

e.	Parties’ Commitment to Collaborative Growth of CheckFree EBP Services

Reseller agrees that CheckFree is an endorsed vendor of EBP product(s)/service(s), and will be treated as such, including for Reseller conference sponsorships, product promotions, and sales/relationship management training. During any Reseller conferences, industry tradeshows and events, or similar conferences, CheckFree may communicate with Clients. CheckFree will be allowed to train, at its sole cost, Reseller’s sales and relationship management teams on an annual basis to maintain the quality of knowledge in such teams of CheckFree EBP products and services. Reseller will ensure that its senior management attends CheckFree account reviews and annual conferences on a regular basis.

f.	Customer Care

Client and/or Reseller may elect to provide First Tier Customer Care to net-new Clients at any time. If Client or Reseller elects to have CheckFree provide First Tier Customer Care, Reseller shall make reasonable efforts to ensure that Client and Reseller: (1) do not contact Payees at any time on behalf of Users; and, (2) perform other duties as agreed to between Reseller and CheckFree. Reseller agrees to not move current Clients with First Tier Customer Care from CheckFree without advance mutual agreement of Reseller and CheckFree.

g.	Communications with Clients

Reseller will be responsible for managing training, implementation, customer care, system support, and Client Connect communications with Clients. Unless in times of emergency or as specifically permitted herein, CheckFree shall not initiate communication directly with any Client without Reseller’s prior written approval; provided nothing herein shall prohibit CheckFree from (i) responding to communications initiated by a Client or (ii) initiating communications with Clients in order to offer non-EBP CheckFree services which are non-competitive to known commercially-available Reseller services.

h.	Channel Conflict Resolution

Reseller will not market or otherwise offer the Services described in this Agreement to any bank, credit union, brokerage or other financial institution unless such Services are to be used by that entity in conjunction with Reseller’s services. Reseller shall not offer the Services to any Large Financial Institution [a “Large Financial Institution” is any bank with more than *** in total assets or any credit union with more than *** credit union member accounts] or to any then-current CheckFree client. Reseller and CheckFree will establish a mutually agreed upon clearing process (“Clearing Process”) to determine if an entity qualifies as a Large Financial Institution or then-current CheckFree client; Reseller and CheckFree will immediately implement such Clearing Process with its sales teams to mitigate channel conflict. In the event Reseller desires to offer the Services to any Large Financial Institution (either as a current Client or a prospective Client) or to any then-current CheckFree client, Reseller and CheckFree must first pass the Clearing Process and, once passed, must then mutually agree, in writing, to separate terms for that Large Financial Institution or then-current CheckFree client prior to Reseller being permitted to offer the Services and associated pricing to that Large Financial Institution of then-current CheckFree client.

i.	Conversions or Acquisitions

In the event of a conversion or acquisition by Reseller of a financial institution, holding company, or reseller, CheckFree agrees to provide Reseller with a quote, including a reasonable time and fee schedule, to cover the reasonable cost of converting sponsors and subscriber data between platforms. CheckFree will calculate such quote based on the Resource Time rates of Schedule B in

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 16 -	08-Sep-2004

addition to a fee of $*** per data pull (if converting a current CheckFree sponsor). In the event Reseller converts or acquires a current CheckFree reseller or current CheckFree client (including a holding company thereof), Reseller’s pricing for such converted or acquired entity must be mutually agreed upon by Reseller and CheckFree. In the event of an acquisition (reseller, client or holding company thereof) by Reseller, CheckFree will have an equal chance as any other EBP vendor of Reseller to quote Reseller for the new business. Reseller must allow reasonable time for CheckFree to quote such new business and to provide any required systems or data conversions.

j.	Encryption and Certificates

If Reseller utilizes Consolidated Logon and/or pre-filled enrollment for the Service, Reseller is responsible for obtaining, updating, exchanging and managing all necessary triple-DES encryption keys for Reseller’s and Clients’ use with the Service. If a Client utilizes Consolidated Logon for the Service and/or if CheckFree hosts a Reseller domain within the CheckFree domain for the Service, Reseller must purchase, manage and maintain all necessary Verisign (or then-current vendor) certificates for use with the Service. Reseller will maintain Consolidated Logon as long as the Client utilizes Internet banking services provided by Reseller. Reseller will maintain its systems (including, but not limited to, managing digital certificate expirations, firewall changes, or application changes) so that connectivity into CheckFree for Reseller and Clients is available through the installed digital certificates to enable SSL for the WebPay installation.

4. Settlement

For each remittance processing day, CheckFree debits the applicable Users’ Accounts via an ACH debit other than paper drafts drawn on the Accounts. For non-paper drafts drawn on the Accounts, CheckFree assumes risk for funds which are not available via the ACH debit and assumes all collection responsibilities.

5. Authentication; Unauthorized Transactions

Except for Unauthorized Transactions that result from Reseller-performed Initial/Recurring Authentication, CheckFree shall be responsible for researching reports that it receives from Users that an Unauthorized Transaction has occurred through the Service, and for funding any amounts due Users pursuant to Regulation E resulting from such Unauthorized Transactions. As used herein: (i) the term “Unauthorized Transaction” means any electronic fund transfer from a User’s Account initiated through the Service by a person other than the User without actual authority to initiate the transfer and from which the User receives no benefit; and, (ii) “Initial/Recurring Authentication” means the process by which an individual is authorized to add or modify Service account information at initial enrollment or during any recurring visits to the Service. The party that performs the Initial/Recurring Authentication shall be responsible for the research of and any losses incurred by Users resulting from Initial/Recurring Authentication, including any Unauthorized Transactions, when such Initial/Recurring Authentication results in the establishment or modification of an account for the Service by an individual or entity using any information belonging to another individual or entity, included, but not limited to, name or financial institution account information. Reseller and CheckFree agree to notify the other in the event of fraud being investigated by either party as it relates to the Service; such notification should be made within two (2) business days of the party learning of the issue. This paragraph is intended to be supplemental to the warranty, limitation of liability and indemnification provisions in Sections 16 and 17 of the Agreement. Nothing in this paragraph shall be construed to limit such provisions.

C. BILL DELIVERY SERVICE

1. General

CheckFree provides an Internet/Web service, which offers bill delivery and bill payment features and functionality. Publishing of a Client’s own internal bills for distribution is not covered under this Agreement. Users can select from a pre-defined list of billers to receive electronic bills. Once the User has activated the CheckFree bill delivery service for a biller, the User will begin to receive future bills electronically.

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 17 -	08-Sep-2004

2. Obligations of CheckFree

CheckFree will operate a bill delivery service to which Users may link to electronically receive summary and graphically detailed billing information, billing terms and conditions, and merchant customer care contact information.

a.	Bill Delivery

CheckFree will make bill summaries available according to the activated Users scheduled billing cycle. Bill summary will include, among other things, the bill amount, due date, biller name, and biller account number.

b.	Billing Data Storage and Retrieval

CheckFree will store bill summaries in User retrievable, downloadable, printable form for ninety (90) days following their receipt by CheckFree, and will retain payment detail in retrievable form for seven (7) years following receipt from billers.

c.	Biller Interaction

CheckFree will maintain records of User enrollments, notify billers of enrollments via electronically transmitted files, if applicable, create electronically deliverable graphical formats, and make the resulting electronic bills available for retrieval by Users.

3. Obligations of Reseller/Client

a.	Enrollment

Enrollments shall be sent to CheckFree in a timely manner for Users who desire to utilize the bill delivery service.

b.	Bill Delivery

Reseller or Client shall not restrict bills that are sent by CheckFree to enrolled Users when such bills are made available by CheckFree.

c.	Payment

Payment instructions shall be directed to CheckFree for all electronically delivered bills that have been delivered to Users via CheckFree.

CheckFree Services Corporation Law Department	- 18 -	08-Sep-2004

SCHEDULE B

Pricing for Consumer Service***

A. The following pricing shall apply for all current Clients that are in production as of the last signature date of this Agreement:

Monthly Client Fees***

Per Transaction Fees***

First Tier Customer Care (for applicable Clients): $*** per Active User per month An “Active User” is defined as any enrolled User who exists on CheckFree’s billing and payment system and has received an e-bill or made at least one (1) payment through the Services during the calendar month.

B.	The following pricing shall (i) apply for all net-new Clients that are moved into production after the last signature date of this Agreement, and (ii) immediately replace the pricing in Section A above for all Clients (including those that have not upgraded to CheckFree Web 4.x) when at least ninety percent (90%) of all Clients have been upgraded to CheckFree Web 4.x (“Upgrade Discount”):

Monthly Client Fees***

Per Transaction Fees***

First Tier Customer Care (for applicable Clients): $*** per Active User per month An “Active User” is defined as any enrolled User who exists on CheckFree’s billing and payment system and has received an e-bill or made at least one (1) payment through the Services during the calendar month.

C. The following pricing shall apply for all Clients:

Check Image Retrieval: (Proof of Payment via Reseller or Client CSR online request)	$*** each

Claims Processing Fee:	$*** each

For any claim entered into the CheckFree Customer Care System by Reseller, by a Client, by CheckFree on behalf of Reseller or Client, or initiated by a User via the consumer Service, excluding claims that result from the act or inaction of CheckFree. If the monthly SAF (electronic billing file) does not already include specific information about claims (i.e., lacks enough information for Reseller to split billing among its Clients), then CheckFree will ensure that such information will be provided to Reseller with other billing data in an electronic format for no additional charge.

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 19 -	08-Sep-2004

Additional Product Template Implementation Fee:	$***per template

•	Certification of Reseller for both CheckFree Bill Payment and CheckFree Bill Presentment via the Service described in Schedule A.

•	Training of Reseller associates on CheckFree’s standard implementation process. Implementation training also includes direct assistance from CheckFree for Reseller’s first three (3) Service implementations.

•	One (1) day Reseller sales training.

•	Three (3) days Customer Care System (Web Sponsor Care) training at CheckFree’s Customer Operations center in Dublin, OH.

•	Assignment of an Implementation Manager to facilitate certification process via telephone.

•	CheckFree standard Genesis system setup, including, but not limited to, telecommunications connectivity between Reseller’s Data Processing Center and CheckFree’s E-Center in Norcross, GA; standard report package set-up; and, system testing including sending and receiving files and processing test files.

Relationship Discount***

New Client Implementation Fee:	$*** per Client

Such New Client Implementation Fee will be waived for each existing Client of Reseller which converts to CheckFree Services from an existing non-CheckFree bill payment service.

Telecommunications	(56kb port/32kb PVCs)	$*** per month
	(128kb port/64kb PVCs)	$***per month
	(256kb port/128kb PVCs)	$***per month
	(Full T1 port/1024Mb PVCs)	$***per month

(Per Frame Relay connection, TCP/IP protocol, includes routers, CSUs, encryptors, 7x24 monitoring and management, security integrity, encryption key management, disaster recovery to CheckFree’s contingency site, full Command Center Services, etc. Port speeds or architectures other than the standards listed above will be priced separately.)

Telecommunications for Backup/Contingency Dial-up Connection

BRI ISDN-Only Connection (as “second connection” in conjunction with Frame Relay connection)

One-time Setup Fee:	$***
Monthly Fee:	$*** per month

(Per ISDN BRI connection, used as a contingency dial-up connection only, in the event that the primary frame relay connection is interrupted. ISDN BRI lines are ordered by Reseller. CheckFree provides equipment, configuration, installation and testing services. No monitoring of this connection is provided by CheckFree.)

VPN Communications

One-time Setup Fee:	$*** (waived for Reseller for initial VPN site)
Monthly Fee:	$*** per month

(Rates are per VPN connection. Under the CheckFree Managed VPN model, VPN utilizes the Reseller’s existing Internet connectivity. CheckFree provides 7x24 monitoring and management, encryption key management, TCP/IP protocol, dual Netscreen VPN firewall appliances, CDI encrypting modem, and disaster recovery to CheckFree’s contingency site. If higher capacity hardware, which is not included as part of the standard VPN model, is required, additional monthly fees will be incurred.)

Other Telecommunications Services

VPN or Frame Relay Site Moves and Each Additional Frame Site installation	$***each
Frame Relay Circuit/Port Upgrades One-Time Fee	$***
(Monthly Fees will be adjusted accordingly)

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 20 -	08-Sep-2004

Miscellaneous Fees:

ACH Debit NSF:	$*** each

Stop and Reissue:	$*** each
(if requested by User or Reseller/Client outside of normal Stop and Reissue guidelines)

Overnight Delivery:	$*** each
(if requested by User or Reseller/Client)

Supplemental Training
(at CheckFree, above and beyond standard training included in implementation fee)
First day per trainer:	$***
Each additional day per trainer:	$***

CheckFree Resource Time (As Requested by Reseller)
(For special requests, including providing estimates, queries, custom development, conversions, deconversions, etc.)

Customer Service Rep:	$***/ hour
(data entry, customer service, research, etc.)

Non-Systems Professionals:	$*** / hour
(Account Managers, Implementations Managers, Product Management, Customer Service Managers, etc.)

Systems Professionals:	$*** / hour
(developers, architects, systems analysis, programming, etc.)

Computer Time:	$*** / hour
Custom Development:	$*** / hour

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 21 -	08-Sep-2004

SCHEDULE C

CheckFree Service Level Agreement

A.	General

This CheckFree Service Level Agreement (“SLA”) is to be treated as Confidential Information under the Agreement between CheckFree and Reseller, and serves as the means for measuring CheckFree’s performance in providing those services that are critical to clients. Unless otherwise noted, the service component measurements under this SLA apply to Reseller as a single entity. As such, if Reseller has multiple identifications on the CheckFree system that are tracked separately and would otherwise generate multiple reports, the service component measurements will be aggregated for Reseller and targets and penalties will be adjusted accordingly.

This SLA will be the measurement tool for CheckFree’s performance and, if applicable, replaces any previous SLA (or agreement by any other name pertaining to performance standards of CheckFree or any predecessor corporation) between Reseller and CheckFree. Except where otherwise noted, this SLA is effective sixty (60) days after the Agreement or applicable amendment is executed. In the event this SLA is replacing a previous SLA, this SLA is effective the next complete calendar month after the Agreement or applicable amendment is executed. CheckFree will provide to Reseller a monthly report by the fifth (5th) Banking Business Day of each month. Such monthly report will include data related to the service components described in this SLA for the prior calendar month. For purposes of this SLA, a “Banking Business Day” is defined as each day, Monday through Friday, that is not a Federal Reserve holiday.

B.	Service Components

1.	File Processing – Customer Activity File / Transaction Data File

a.	Description***

b.	Target***

c.	File Processing Requirements***

2.	Subscriber Activity File

a.	Description***

b.	Target***

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 22 -	08-Sep-2004

3.	Billing Data File

a.	Description***

b.	Target***

4.	Service Availability

a.	Description***

b.	Target***

5.	Payment Processing Accuracy

a.	Description***

b.	Target***

6.	Payment Investigation

a.	Description***

b.	Initial Resolution Target***

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 23 -	08-Sep-2004

c.	Final Resolution Target – Ten (10) Calendar Days***

d.	Final Resolution Target – Twenty (20) Calendar Days***

7.	Email

a.	Description***

b.	Target – Twenty-four (24) Hours***

c.	Target – Forty-eight (48) Hours***

8.	Telephone Service Factor

a.	Description***

b.	Target***

9.	Abandonment Rate

a.	Description***

b.	Target***

C.	Inapplicability During Disaster

Acts of God can affect performance levels and impact the service components of this SLA. The service components established in this SLA are for CheckFree services provided during normal business operations. It is presumed that no act or omission of Client or Reseller has caused CheckFree to fail to meet the service components of this SLA. It is expressly understood that CheckFree shall not be liable to any Client or Reseller to the extent, but only to the extent, that a breach by Reseller of its obligations under the Agreement results in CheckFree’s failure to perform in accordance with this SLA. In addition, in the event of a situation which necessitates execution of any portion of CheckFree’s Disaster Recovery Plan, the measurement and reporting of this SLA will be suspended until the backup site is fully operational and users can resume normal use of the CheckFree services.

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 24 -	08-Sep-2004

SCHEDULE D

Description of and Pricing for CheckFree Small Business Service

The CheckFree Small Business service is an Internet/World Wide Web server application that offers payment and bill delivery features and functionality (“CheckFree Small Business”). The Services, as defined is Section 1 of the Agreement, shall be deemed to include the services described in this Schedule D.

A.	DEFINITIONS

Unless otherwise defined, the capitalized terms used herein shall have the same meaning as such terms in the Agreement.

“Account” is defined as the demand deposit account(s) (DDA) or money market account that a User designates as the account(s) from which Service transactions are made.

“Client Content” is defined as content provided by Client for incorporation in any manner into the Web Subsite.

“Client Domain Name” is defined as the Client’s Internet address maintained by the Client.

“GUI” is defined as the graphical user interface of the Web Subsite.

“HTML” is defined as the Hypertext Markup Language which is the language currently used by CheckFree for construction of the Web Subsite.

“Hyperlink” is defined as a word, phrase or symbol found in an electronic document that references another electronic document and will automatically load the referenced document when the User clicks on the Hyperlink. The electronic document loaded when the Hyperlink is activated may be another document provided by the same source providing the Hyperlink, or may be from an unrelated source.

“Hypertext Architecture” is defined as the set of Hypertext Linkages present in the Web Subsite.

“Hypertext Linkages” are defined as those Web sites accessible from the Web Subsite through a single Hyperlink.

“Payee” is defined as an individual or business that a User selects to receive payment through the Service.

“System” is defined as the software, data base, and other production and delivery equipment comprising the Service provided by CheckFree.

“Web” is defined as the World Wide Web portion of the Internet.

“Web Site” is defined as the Client’s Web site maintained by Client.

“Web Subsite” is defined as the Web Subsite maintained by CheckFree for the Client.

B.	CHECKFREE SMALL BUSINESS SERVICE

1.	Features

a.	Log/PIN Authorization

The Web Subsite will facilitate the transfer of an encrypted account number and PIN data from the Client’s host system for verification, if required.

CheckFree Services Corporation Law Department	- 25 -	08-Sep-2004

b.	Payment Scheduling

Users can initiate payment to anyone, from anywhere in the U.S., twenty-four (24) hours a day, seven (7) days a week. Users can also schedule payments up to one (1) year in advance.

c.	Payment Types

The CheckFree Small Business service permits Users to initiate and authorize payments from their Accounts to Payees who Users have selected to receive payments by means of the Service. Users will have the option of setting up payments as one of two payment types: (1) recurring; or, (2) single. Recurring payments are payments of a fixed amount paid on a regular time interval, such as, but not limited to, monthly rent or mortgage payments; once a recurring payment is set up by the User, CheckFree will automatically execute payments according to User instructions until the User cancels or changes those instructions. Single payments are payments that vary in amount and/or date, such as, but not limited to, utility or credit card payments; single payments are set up individually by the User, and CheckFree will execute the payment instructions according to User instructions for each individual payment.

d.	Bill Delivery

Users can select from a pre-defined list of billers to receive electronic bills. Once the User has activated the CheckFree bill delivery service for a biller, the User will begin to receive future bills electronically within the CheckFree Small Business service.

e.	Two-Way Messaging

Two-way messaging allows Users to send and receive messages from customer service within the CheckFree Small Business service.

f.	Payment History

The CheckFree Small Business service provides a list of the User’s payments sent by CheckFree.

g.	Multiple Payment Accounts

The CheckFree Small Business service allows Users to utilize multiple Accounts as activated payment accounts. When scheduling payments, the User may make a payment from any activated payment Account.

h. Extended Payment Information

The CheckFree Small Business service allows Users to include extended remittance information with payments, and maintain such information within payment history.

2.	Obligations of CheckFree

a.	Payment Transactions

CheckFree agrees to execute the delivery of all payment requests as instructed by the User in accordance with the Service’s terms and conditions.

b. Web Subsite Design and Development

CheckFree will be responsible for the Web Subsite development (including GUI, Hypertext Architecture and functionality), appropriate system operations, data security, system redundancy and maintenance of the operating system.

c. Web Subsite Implementation and Maintenance

CheckFree will provide the equipment (excluding communications and related equipment and costs attendant thereto), software and facilities necessary to provide and maintain services to the Web Subsite.

Additional services will be provided at CheckFree’s standard hourly rate at the time of invoicing for such services.

CheckFree Services Corporation Law Department	- 26 -	08-Sep-2004

3.	Obligations of Client

a.	Client Domain Name

Client will be responsible for registering and maintaining the registration of the Client Domain Name.

b.	Client Content

Client will provide Client Content to CheckFree in HTML format, or will pay for such conversion of Client Content to HTML at CheckFree’s then-current hourly rate or at an otherwise agreed to, project-specific price. Client is responsible for providing all Client Content in accordance with CheckFree development guidelines for the Web Subsite.

c.	Regulatory Compliance

Client will maintain editorial control over and be solely responsible for maintaining the Web Site and providing access through it to the Web Subsite and will be solely responsible for regulatory compliance of the Web Site and its functionalities with all relevant federal, state and local laws, rules and regulations.

d.	Licenses

Client will obtain all necessary permissions and licenses (including trademark licenses), if any, required for Client and CheckFree’s use of Client Content, and Hypertext Linkages from the Web Subsite to third-party Web sites.

e.	Copyright Attribution

Client will provide copyright attribution to CheckFree as creator and designer of the Web Subsite and GUI by preserving CheckFree’s copyright legends wherever appropriate based on the unique and specific nature of the Web Subsite.

4.	Authentication; Unauthorized Transactions

See ‘Authentication; Unauthorized Transactions’ section of Schedule A.

5.	Pricing related to the CheckFree Small Business service

The pricing herein is specific to the CheckFree Small Business service and Reseller agrees to pay the applicable charges incurred hereunder. All other fees, pricing, terms and Schedules remain in effect per the Agreement.

Additional Product Template Implementation Fee:	$*** per template

•	Certification of Reseller for both CheckFree Bill Payment and CheckFree Bill Presentment via the CheckFree Small Business service.

•	Training of Reseller associates on CheckFree’s standard implementation process. Implementation training also includes direct assistance from CheckFree for Reseller’s first three (3) CheckFree Small Business implementations.

•	One (1) day Reseller sales training.

•	Three (3) days Customer Care System (Web Sponsor Care) training at CheckFree’s Customer Operations center in Dublin, OH.

•	Assignment of an Implementation Manager to facilitate certification process via telephone.

•	CheckFree standard Genesis system setup, including, but not limited to, telecommunications connectivity between Reseller’s Data Processing Center and CheckFree’s E-Center in Norcross, GA; standard report package set-up; and, system testing including sending and receiving files and processing test files.

New Client Implementation Fee:	$ *** per Client

User Enrollment Fees:	***

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 27 -	08-Sep-2004

CheckFree Small Business Transaction Fees***

Monthly Client Fees:	$*** per Client per month

First Tier Customer Care (for applicable Clients):	$***per Active User per month

Check Image Retrieval:	$*** each
(Proof of Payment via Reseller or Client CSR online request)

Claims Processing Fee:	$*** each

For any claim entered into the CheckFree Customer Care System by Reseller, by a Client, by CheckFree on behalf of Reseller or Client, or initiated by a User via the CheckFree Small Business service, excluding claims that result from the act or inaction of CheckFree.

Logon Upgrade Fee: $***

Waived for the first twelve (12) months after template is implemented. For any site implemented with CheckFree Hosted Dual-Logon as the original solution, CheckFree will upgrade to a Reseller-coded Consolidated Logon solution for such Logon Upgrade Fee. In the event that five (5) or more Clients upgrade simultaneously, both CheckFree and Reseller agree to negotiate a reduced rate in good faith.

Relationship Discount

Fees generated pursuant to this Schedule D shall apply for purposes of calculating the applicable total invoice amount under the Relationship Discount section of Schedule B, however only Client- and User-generated fees will be used (such as User Fees, Per Transactions Fees, and Customer Care fees), and any other Service-generated fees (such as Implementation Fees, maintenance requests, technical requests and special projects) will not be used in the calculation for purposes of the relationship discount.

Miscellaneous Fees, Supplemental Training, Telecommunications, and CheckFree Resource Time

As identified in Schedule B of the Agreement, also apply to CheckFree Small Business.

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

CheckFree Services Corporation Law Department	- 28 -	08-Sep-2004